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                                                                     Exhibit 8.1

                                  June 28, 1999

To the Parties Listed on
  the Attached Schedule I:

                  Re:      ABFS Equipment Contract Trust 1999-A,
                           Equipment Contract-Backed Notes, Series 1999-A
                           ----------------------------------------------

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of certain equipment contract backed notes denominated as the ABFS Equipment Contract Trust 1999-A, Equipment Contract-Backed Notes, Class A-1, Class A-2, Class A-3, Class A-4 (collectively, the "Class A Notes") and Class B (the "Class B Notes" and, together with the Class A Notes, the "Notes"). The Notes will be issued pursuant to an Indenture, dated as of June 1, 1999 (the "Indenture"), among the ABFS Equipment Contract Trust 1999-A, as issuer (the "Trust" or the "Issuer"), American Business Leasing, Inc., as servicer (the "Servicer"), and The Chase Manhattan Bank, as indenture trustee (the "Indenture Trustee") and as back-up servicer (the "Back-up Servicer"). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in Annex A to the Indenture.

                  Certain "finance" leases, "true" or "operating" leases, if any, and commercial loans (collectively, the "Contracts") and certain interests in the underlying equipment or other property securing such contracts (collectively, the "Equipment" and, together with the Contracts, the "Receivables") have been originated by American Business Leasing, Inc. (the "Originator"), and sold by the Originator to ABFS Finance LLC 1999-A and ABFS Residual LLC 1999-A (together, the "Transferors"). The Receivables have been pledged to the Indenture Trustee, on behalf of the Issuer, as security for two notes issued to the Issuer (the "Pledged Notes"), one of which provides amounts payable on the Class A Notes and its respective portion of the expenses of the Issuer (the "Class A Pledged Note"), and the other of which provides amounts payable on the Class B Notes and its respective portion of the expenses of the Issuer (the "Class B Pledged Note").

                  As special tax counsel, we have examined such documents as deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) an executed copy of the Indenture and the exhibits attached thereto and (b)

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To the Parties Listed on
  the Attached Schedule I;
June 28, 1999;
Page 2


certain representations and warranties made to us by the Originator and Prudential Securities Incorporated (the "Underwriter").

                  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                  We have examined the question of whether the Notes will be treated as indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, while no transaction closely comparable to that contemplated has been the subject of any Treasury regulation, revenue ruling or judicial decision, and therefore the matter is subject to interpretation, we are of the opinion that for federal income tax purposes:

                  (1) The Class A Notes will properly be treated as (a) indebtedness either of the Transferors or of the Trust (if the Trust is treated as a partnership for federal income tax purposes) or (b) an undivided ownership interest in the Class A Pledged Note.

                  (2) The Class B Notes will be treated as (a) indebtedness either of the Transferors or of the Trust (if the Trust is treated as a partnership for federal income tax purposes) or (b) an undivided ownership interest in the Class B Pledged Note.

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To the Parties Listed on
  the Attached Schedule I;
June 28, 1999;
Page 3


                  (3) None of the Transferors or the Trust will constitute an association (or a publicly traded partnership) taxable as a corporation.

                  (4) The Class A Pledged Note and the Class B Pledged Note will each be treated as indebtedness.

                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.

                                                              Very truly yours,


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                                   SCHEDULE I

American Business Leasing, Inc.
Balapointe Office Centre
111 Presidential Boulevard
Bala Cynwyd, Pennsylvania 19004

Financial Security Assurance Inc.
350 Park Avenue
New York, New York 10022

Prudential Securities Secured Financing
  Corporation
One New York Plaza
New York, New York 10092

ABFS Equipment Contract Trust 1999-A
c/o First Union Trust Company,
  National Association, as Owner Trustee
One Rodney Square
920 King Street, Suite 102
Wilmington, Delaware 19801

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292

The Chase Manhattan Bank,
   as Indenture Trustee
450 West 33rd Street
New York, New York 10001

First Union Trust Company,
  National Association,
  as Owner Trustee
One Rodney Square
920 King Street, Suite 102
Wilmington, Delaware 19801

Standard & Poor's Ratings Services
55 Water Street
New York, New York 10041

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Duff & Phelps Credit Rating Co.
55 East Monroe Street, Suite 3800
Chicago, Illinois 60603

Chase Bank of Texas, N.A.
  as Collateral Agent
800 West Greens Road
Houston, Texas 77067